Exhibit 99.1

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Third Quarter 2006 Financial Results

Revenues of $75.6 Million and $0.19 Diluted Earnings Per Share

Portland, Oregon – (Business Wire) – November 1, 2006 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal third quarter and nine months ended September 30, 2006.

Financial highlights for the third quarter of 2006 compared to the third quarter of 2005:

•	Revenues increased 11.2% to $75.6 million from $68.0 million

•	Comparable restaurant sales increased 2.9%

•	Operating income increased 26.4% to $3.9 million from $3.1 million

•	Net income increased 32.8% to $2.7 million from $2.0 million

•	Diluted earnings per share increased to $0.19 from $0.15

Financial highlights for the first nine months of 2006 compared to the first nine months of 2005:

•	Revenues increased 13.8% to $224.0 million from $196.8 million

•	Comparable restaurant sales increased 3.3%

•	Operating income increased 24.5% to $12.4 million from $9.9 million

•	Net income increased 30.6% to $8.6 million from $6.6 million

•	Diluted earnings per share increased to $0.59 from $0.47

“We are very pleased with our performance for the third quarter of 2006 with revenues and earnings meeting the high end of the range of our guidance. Once again, our comparable restaurant sales were partly driven by growth in comparable guest counts. This marks the fifth consecutive quarter in which our comparable restaurant sales reflect growth in comparable restaurant guest counts. As we enter the fourth quarter, our development pipeline for 2007 is very strong, and we are very excited with the opportunity to add The Boathouse restaurants to our Company in 2007,” said Doug Schmick, Chairman and President. The Company announced The Boathouse acquisition agreement in a separate press release issued today.

Revenues in the third quarter of 2006 increased 11.2% to $75.6 million from $68.0 million in the third quarter of 2005. The growth in revenues is attributable to a 2.9% increase in comparable restaurant sales and additional revenues from restaurants not in the comparable base. The Company opened one company-owned restaurant during the third quarter of 2006, in Chicago, Illinois.

Revenues for the nine months ended September 30, 2006 increased 13.8% to $224.0 million from $196.8 million in the same period a year ago. The growth in revenues is attributable to a 3.3% increase in comparable restaurant sales and additional revenues from restaurants not in the comparable base. The 3.3% increase in comparable restaurant sales was primarily the result of increased guest counts.

Financial Guidance

The Company expects fourth quarter 2006 revenues to be between $83.0 million and $85.0 million and a comparable restaurant sales increase between 2% and 3%. Diluted earnings per share are expected to be between $0.29 and $0.31. The Company intends to open three new restaurants in the fourth quarter of 2006, in Boca Raton, Florida, Cincinnati, Ohio, and Burbank, California, and intends to open seven new restaurants in fiscal 2006. The eighth previously scheduled 2006 restaurant opening, in Sacramento, California, is scheduled for January 2007. The Company intends to open at least eleven restaurants in 2007, excluding the anticipated addition of The Boathouse restaurants.

The Company expects fiscal year 2006 revenues to be between $307.0 million and $309.0 million and a comparable restaurant sales increase between 2.9% and 3.2%. Diluted earnings per share are expected to be between $0.88 and $0.90.

Conference Call

The Company will host a conference call to discuss third quarter 2006 financial results today at 5:00 PM EDT. Hosting the call will be Douglas Schmick, Chairman and President, Saed Mohseni, Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-665-0430, or for international callers 1-913-312-1300. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; conference ID is 4315385. The replay will be available until November 8, 2006. The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment. Over the past 34 years, it has successfully grown to 63 restaurants in 24 states and the District of Columbia by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base-from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our fourth quarter and fiscal 2006 and the number of restaurants we intend to open in our fourth quarter and fiscal 2006, fiscal 2007, and the acquisition of The Boathouse restaurants are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income and Margin Analysis-Unaudited

(in thousands, except per share data)

	Thirteen week period ended
	September 24, 2005		September 30, 2006
Revenues	$68,014	100.0%	$75,648	100.0%

Restaurant operating costs
Food and beverage	20,013	29.4%	22,120	29.2%
Labor	21,421	31.5%	23,827	31.5%
Operating	10,447	15.4%	11,768	15.6%
Occupancy	6,267	9.2%	6,964	9.2%

Total restaurant operating costs	58,148	85.5%	64,679	85.5%
General and administrative expenses	3,541	5.2%	4,031	5.3%
Restaurant pre-opening costs	760	1.1%	310	0.4%
Depreciation and amortization	2,483	3.7%	2,733	3.7%

Total costs and expenses	64,932	95.5%	71,753	94.9%

Operating income	3,082	4.5%	3,895	5.1%
Interest expense (income), net	131	0.2%	(69)	(0.1)%

Income before income taxes	2,951	4.3%	3,964	5.2%
Income tax expense	915	1.3%	1,261	1.6%

Net income	$2,036	3.0%	$2,703	3.6%

Net income per share
Basic	$0.15		$0.19
Diluted	$0.15		$0.19
Shares used in computing net income per share
Basic	13,783		14,230
Diluted	14,026		14,480

	Thirty-nine week period ended
	September 24, 2005		September 30, 2006
Revenues	$196,785	100.0%	$224,017	100.0%

Restaurant operating costs
Food and beverage	57,700	29.3%	65,505	29.2%
Labor	62,157	31.6%	70,364	31.5%
Operating	29,462	15.0%	33,392	14.9%
Occupancy	17,933	9.1%	20,478	9.1%

Total restaurant operating costs	167,252	85.0%	189,739	84.7%
General and administrative expenses	10,444	5.3%	11,985	5.4%
Restaurant pre-opening costs	2,048	1.0%	1,795	0.8%
Depreciation and amortization	7,095	3.6%	8,117	3.6%

Total costs and expenses	186,839	94.9%	211,636	94.5%

Operating income	9,946	5.1%	12,381	5.5%
Interest expense (income), net	454	0.2%	(159)	(0.1)%

Income before income taxes	9,492	4.8%	12,540	5.6%
Income tax expense	2,942	1.5%	3,988	1.8%

Net income	$6,550	3.3%	$8,552	3.8%

Net income per share
Basic	$0.48		$0.60
Diluted	$0.47		$0.59
Shares used in computing net income per share
Basic	13,782		14,214
Diluted	13,983		14,498